Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
Five9.ru	Russia
Five9 Philippines Inc.	Philippines
Five9 Acquisition LLC	Delaware
Five9 Inc. Ireland Limited	Ireland
Five9 India Private Limited	India
Five9, Inc. UK Limited	United Kingdom